Exhibit 23.1

New York Office: 805 Third Avenue 14th floor New York, NY 10022 212.838.5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Current Report on Form 8-K/A of our report dated July 10, 2026, relating to the financial statements of RTB Digital, Inc. (collectively, the “Company”) as of and for the years ended December 31, 2025 and 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

New York, NY

July 27, 2026

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide